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                                                                     EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT

                                      AMONG

                                 PROXYMED, INC.

                                       AND

                                   MDIP, INC.










                                  JULY 30, 2002


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "Agreement") is entered into as of July 30, 2002 ("Effective Date") among PROXYMED, INC., a Florida corporation ("Buyer"); MDIP, INC., a South Dakota corporation (the "Company"); and BJ DVORAK and DAVE DVORAK (each a "Shareholder" and together the "Shareholders") (The "Company" and "Shareholders" collectively referred to as the "Sellers").

                                    RECITALS

         A. The Shareholders own all of the issued and outstanding shares of capital stock of the Company. The Company desires to sell, and the Shareholders desire that the Company sells, its assets and business to Buyer, and Buyer desires to purchase such assets and business, on the terms and subject to the conditions set forth in this Agreement.


                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

         "Acquisition" means the acquisition by Buyer from the Company of the Purchased Assets.

         "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended and in effect on the Effective Date.

         "Assigned Contracts" means all of the Contracts specifically described on SCHEDULE 4.22.

         "Breach" means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

         "Buyer Assignee" means one or more subsidiaries of Buyer to which Buyer assigns all or any portion of its rights to acquire the Purchased Assets and delegates all or any portion of its obligations to fulfill the Assumed Liabilities pursuant to SECTION 11.5 of this Agreement.

          "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking or obligation, in each case, whether written or oral, express or implied.

          "Employee Benefit Plan" means each employee benefit plan or arrangement, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multi-employer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, plans intended to qualify under Code Section 401(a) or 403(a) ("Qualified Plans"), deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents participate.



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         "Environmental Law" means any Legal Requirement that relates to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such Legal Requirements, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C.ss. 9601, ET SEQ. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C.ss. 6901, ET SEQ. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.ss.1801, ET SEQ.; the Clean Water Act, as amended, 33 U.S.C.ss.1311, ET SEQ.; the Clean Air Act, as amended, 42 U.S.C.ss.ss.7401-7642; the Toxic Substances Control Act, as amended, 15 U.S.C.ss.2601, ET SEQ.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C.ss.ss.136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C.ss.11001, ET SEQ. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C.ss.651, ET SEQ. ("OSHA").

         "Excluded Assets" shall have the meaning given in SECTION 2.1(A).

          "Familial Affiliate" means any person related by blood or marriage to any officer, director or shareholder of the Company and any entity in which any officer, director, shareholder or such person owns any beneficial interest.

         "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

         "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if:

                  (a) that individual is actually aware of that fact or matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

                  A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

          "Legal Requirement" means any governing (or which purports to govern) federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, statute, code, regulation, order, injunction, decree, or treaty, as amended, or any judicial or administrative interpretation thereof.

         "Liability" means with respect to any Person, any liability, indebtedness or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the Financial Statements of such Person.

         "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial




                                       3
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Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

         "Material Adverse Change (or Effect)" means a change (or effect) in financial condition, properties, assets, Liabilities, rights, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, Liabilities, rights, operations, business or prospects.

         "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

         "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, including any appeal thereof.

         "Purchased Assets" shall have the meaning given in SECTION 2.1.

         "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

         "SEC" means the Securities and Exchange Commission.

         "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to any Governmental Authority in connection with or with respect to the determination, assessment, collection or payment of any Taxes.

         "Taxes" means all taxes, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes, levies, assessments, tariffs, duties (including customs duties), deficiencies or other fees, imposed, assessed or collected by or under the authority of any Governmental Authority, or payable pursuant to any tax sharing agreement or other Contract relating to the sharing or payment of any such taxes, levies, assessments, tariffs, duties (including customs duties), deficiencies or other fees, and any related charges or amounts, including, but not limited to, any fines, penalties, interests or additional taxes.

         1.2      OTHER DEFINITIONAL PROVISIONS.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."



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                                    ARTICLE 2
                                PURCHASE AND SALE

         2.1 PURCHASE OF THE PURCHASED ASSETS. (a) Subject to the terms and conditions of this Agreement, the Company shall at Closing sell, convey, transfer, assign and deliver to Buyer, and Buyer shall at Closing purchase, acquire and accept from the Company, free and clear of any Liens other than those Liens set forth on SCHEDULE 2.1(A), all of Company's right, title and interest in and to all of the Company's property and assets, tangible and intangible, of every kind and description, wherever located, including the following assets (the "Purchased Assets"):

         (i)      all Fixed Assets set forth in SCHEDULE 4.14(B);

         (ii) all Assigned Contracts and all outstanding offers or solicitations made by or to Company to enter into any Contract as set forth in SCHEDULE 4.22;

         (iii) all data and Records related to the operations of Company, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of any applicable personnel Records;

         (iv) all of the intangible rights and property of Company, including Intellectual Property (as defined in SECTION 4.21) other than as set forth on SCHEDULE 4.21, goodwill and telephone, telecopy, and e-mail addresses and listings;

         (v) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement;

         (vi) all claims of Company against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent; and

         (vii) all rights of Company relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, except for those listed as part of the Excluded Assets.

         Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to SECTION 2.3.

         2.2 EXCLUDED ASSETS. (a) Notwithstanding anything to the contrary contained in SECTION 2.1 or elsewhere in this Agreement, the following assets of the Company (collectively, the "Excluded Assets") are not part of the Purchased Assets and shall remain the property of Company after the Closing:

         (i)      all cash, cash equivalents and short-term investments;

         (ii)     all minute books, stock Records and corporate seals;

         (iii)    the shares of capital stock of Company;

         (iv) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in SCHEDULE 2.2 (A)(IV);

         (v) all insurance policies and rights thereunder (except to the extent specified in SECTION 2.1);

         (vi)     all of the Contracts listed in SCHEDULE 2.2 (A)(VI);

         (vii) all personnel Records and other Records that Company is required by Legal Requirements to retain in its possession;

         (viii) all claims for refund of Taxes and other governmental charges of whatever nature;

         (ix) all rights in connection with and assets of the Employee Plans (as defined in SECTION 4.15);

         (x) the property and assets expressly designated in SCHEDULE 2.2(A)(X); AND

         (xi)     All Accounts Receivable.

         2.3 ASSUMPTION OF ASSUMED LIABILITIES. (a) Subject to the terms and conditions of this Agreement, Buyer shall at Closing assume and agree to pay, discharge and perform when lawfully due only the following Liabilities of Company (the "Assumed Liabilities"):

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         (i)      any Liability of warranty given to Company's customers under any Assigned Contract prior to the Effective Date (other than any Liability arising out of or relating to a Breach thereof that occurred prior to the Closing Date);

         (ii) any Liability arising after the Closing Date under the Assigned Contracts (other than any Liability arising under the Assigned Contracts described on SCHEDULE 2.3(A)(II) or arising out of or relating to a Breach thereof that occurred prior to the Closing Date);

         (iii) any Liability of Company arising after the Closing Date under any Assigned Contract that is entered into by Company after the Effective Date in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date); and

         (iv)     any Liability of Company described in SCHEDULE 2.3 (A)(IV).

         2.4 RETAINED LIABILITIES. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Company. "Retained Liabilities" shall mean every Liability of Company, including any Liabilities of the Company or Shareholders relating to Employee Benefit Plans, excluding the Assumed Liabilities.

         2.5 NO EXPANSION OF THIRD PARTY RIGHTS. The transfer by the Company of the Assumed Liabilities and the assumption thereof by Buyer shall in no way expand the rights or remedies of any third party against the Company or the Buyer, as compared to the rights and remedies which such third parties would have had against the Company had Buyer not assumed such Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

         2.6 PAYMENT OF THE ASSET PURCHASE PRICE. The aggregate purchase price to be paid by the Buyer to the Company on account of and as consideration for the Purchased Assets (the "Purchase Price") shall equal to TWO MILLION FOUR HUNDRED THOUSAND DOLLARS (US$2,400,000.00), which shall be paid by Buyer to the Company on the Closing Date by wire transfer of immediately available funds to an account designated by the Company to Buyer in writing, plus the assumption by Buyer of the Assumed Liabilities. In accordance with SECTION 8.3, at the Closing, the Purchase Price shall be delivered by Buyer to Company as follows:
(a) TWO MILLION ONE HUNDRED AND FIFTY THOUSAND DOLLARS (US$2,150,000.00) by wire transfer and (b) TWO HUNDRED AND FIFTY THOUSAND DOLLARS (US$250,000.00) paid to the escrow agent pursuant to the escrow agreement attached hereto as EXHIBIT "A" (the "Escrow Agreement").

         2.7 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the Purchased Assets for tax purposes only as set forth on SCHEDULE 2.7. The parties agree that all Tax Returns (including IRS Form 8594) shall be consistent with the allocation set forth on SCHEDULE 2.7 and they shall not take any position which is inconsistent therewith. If, contrary to the intent of the parties hereto as expressed in this Section, any taxing authority makes or proposes an allocation of the consideration paid hereunder different from that agreed upon pursuant to this Section, the parties shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation).

         2.8 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Acquisition (the "Closing") shall take place July 31, 2002 (and in any event within five (5) business days) after satisfaction or waiver of the conditions set forth in ARTICLES 7 and 8, at the offices of Buyer, 2555 Davie Road, Suite 110B, Fort Lauderdale, Florida, or such other time and place, or in such manner, as the parties may otherwise agree (the "Closing Date").

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As a material inducement to the Shareholders and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to the Shareholders and the Company:



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         3.1 STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own or lease its respective properties and to carry on its respective businesses as now being conducted. There is no pending or threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

         3.2 CORPORATE POWER AND AUTHORITY. Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to approval by the Board of Directors of Buyer in the form of a corporate resolution, a copy which shall be provided to Sellers on or before Closing, Buyer has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

         3.3 ENFORCEABILITY. Subject to approval by the Board of Directors of Buyer, this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a Proceeding at law or in equity.

         3.4 NO VIOLATION. Except as set forth in SCHEDULE 3.4, the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated by this Agreement will not (i) contravene any provision of the Restated Articles of Incorporation, as amended, or By-Laws of Buyer, (ii) violate or conflict with the Legal Requirements of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer, (iii) conflict with, result in any Breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material Contract which is applicable to, binding upon or enforceable against Buyer, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Buyer, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Buyer.

         3.5 NO COMMISSIONS. Buyer has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby, other than fees which will be paid by, and are the sole obligation of, Buyer.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLERS

         As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers , jointly and severally, make the following representations and warranties to Buyer:

         4.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota and has the requisite corporate power and authority to own or lease its respective properties and to carry on its respective businesses as now being conducted. Shareholders, from its inception, validly elected to have the Company be taxed as an S corporation pursuant to Section 1361, ET SEQ., of the Internal Revenue Code of 1986, as amended (the "Code"). No such elections have been revoked, and nothing has occurred that would cause the Company to fail to qualify as an S corporation. The Company is legally qualified to transact business as a foreign corporation, and is in good standing as such, in each jurisdiction in which the nature of its respective properties and/or the conduct of its respective business requires such qualification. SCHEDULE 4.1 sets forth all jurisdictions in which the Company is qualified to conduct business as a foreign corporation. SCHEDULE 4.1 sets forth a list of all names under which the Company has at any time done business. The Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it




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operates its businesses. Except as set forth on SCHEDULE 4.1, the Company has not changed its name or used any assumed or fictitious name other than those listed on SCHEDULE 4.1, or been the surviving entity in a merger, acquired any businesses or changed its principal place of business or chief executive office, in each case, since the date of its organization. There is no pending or threatened Proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company.

         4.2 POWER AND AUTHORITY. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Each Shareholder is an individual United States citizen residing in the State of South Dakota, and has the requisite competence and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

         4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and each of the Shareholders, and constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a Proceeding at law or in equity.

         4.4 CAPITALIZATION. SCHEDULE 4.4 sets forth (a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and
(iii) were not issued in violation of any preemptive rights or rights of first refusal. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except as set forth on SCHEDULE 4.4, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company.

         4.5 SHAREHOLDERS. SCHEDULE 4.5 sets forth the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned of record and/or beneficially by, the shareholder(s) of the Company as of the close of business on the date of this Agreement. As of the date hereof, the Shareholders are the holders of all issued and outstanding shares of capital stock of the Company and all issued outstanding shares of the Company are owned by the Shareholders free and clear of all Liens, restrictions and claims of any kind.

         4.6 NO VIOLATION. Except as set forth in SCHEDULE 4.6, neither the execution or delivery of this Agreement by the Company or either of the Shareholders, or the performance by any of them of their respective obligations hereunder or the consummation by any of them of the transactions contemplated by this Agreement will (i) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate or conflict with the Legal Requirements of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or either of the Shareholders, (iii) conflict with, result in any Breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or either of the Shareholders, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, either of the Shareholders or any of the Purchased Assets or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by Company.

         4.7      RECORDS OF THE COMPANY.  [INTENTIONALLY DELETED].



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         4.8 SUBSIDIARIES AND OTHER ENTITIES. The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any corporation, partnership, joint venture or other business entity. The Shareholders are the sole owners of Dvorak Properties, which owns the building that is the subject matter of the real estate lease set forth on
SCHEDULE 4.13(B).

         4.9 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 4.9 are (i) the financial statements of the Company for the seven (7) months ended July 31, 2002, including the notes thereto (collectively, the "Interim Financial Statements"), (ii) the financial statements of the Company for the years ended December 31, 1999, 2000 and 2001, including the notes thereto (collectively, the "Annual Financial Statements")(Collectively, the Interim Financial Statements and the Annual Financial Statements are known as the "Financial Statements"), and only in the case of the Interim Financial Statement and the 2001 Annual Financial Statement, audited or reviewed by the Company's accountants(collectively, the "Reviewed Financial Statements"). Sellers shall provide the Buyer with the Reviewed Financial Statements no later than forty-five (45) days after the Closing. The balance sheet of the Company dated as of June 30, 2002 included in the Financial Statements is hereinafter sometimes referred to as the "Current Balance Sheet." The Reviewed Financial Statements fairly present the financial position of the Company at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and Records of the Company fully and fairly reflect all of its transactions, properties, assets and Liabilities. Except as reflected on the Financial Statements, there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein. Any change to the Financial Statements due to such Financial Statements being reviewed shall not constitute an indemnifiable event under Article 9 of this Agreement.

         4.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as set forth on SCHEDULE 4.10, since the date of the Current Balance Sheet, the Company has not (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities, or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its Liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any Liabilities or entered into any transaction or series of transactions involving in excess of $5,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby, unless they are paid in full on or before Closing; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $5,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $5,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books or Records other than in respect of the conduct of its business activities in the ordinary course of business consistent with past practice;
(xiii) entered into any transaction with any Affiliate or Familial Affiliate;
(xiv) entered into any employment agreement; (xv) terminated, amended or modified any Contract involving an amount in excess of $5,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) if relevant, delayed paying any accounts payable which are due and payable except to the extent being contested in good faith; (xviii) made or pledged any charitable contribution in excess of $1,000; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company; or
(xx) agreed to do or authorized any of the foregoing.

         4.11 LIABILITIES OF THE COMPANY. Except as disclosed on SCHEDULE 4.11 hereto, the Company does not have any Liabilities, except (a) to the extent reflected on the Current Balance Sheet and not heretofore paid or discharged,
(b) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to Breach of Contract, Breach of warranty, tort, infringement or violation of law, or which arose out of any Proceeding), and (c) Liabilities set forth on SCHEDULE
4.11 which were incurred in the ordinary course of business prior to the date of the Current Balance Sheet and which, in accordance with GAAP consistently applied, were not required to be recorded thereon.

         4.12 LITIGATION. Except as disclosed on SCHEDULE 4.12 hereto, there is no Proceeding pending, threatened, anticipated or contemplated against, by or affecting (a) the Company or any of its properties or assets, or (b) the Company or the Shareholders which relates to or affects the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any Proceeding to which the Company is or was a party which have not been complied with in full or which continue to impose any obligations on the Company.

         4.13 REAL ESTATE.

                  (a) The Company does not own any real property or any interest therein.

                  (b) SCHEDULE 4.13(B) sets forth a list of all leases, licenses or similar agreements (collectively, "Leases") to which the Company is a party (copies of which have previously been furnished to Buyer), in each case setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the legal description, including street address, of each property covered thereby, (C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"), all of which are within the property set-back and building lines of the respective property and (D) a summary of the principal terms thereof, including the term, any renewal options, the current rental and any rent escalations. The Leases are in full force and effect and have not been amended, and no party thereto is in default or Breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a Breach of or default under any of such Leases. There is no Breach or anticipated Breach by any other party to any Lease. With respect to each of the Leased Premises:

                           (1) The Company has valid leasehold interests in the
Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever;

                           (2) The portions of the buildings located on the
Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the current and reasonably anticipated normal business activities of the Company as conducted thereat;

                           (3) It (a) has direct access to public roads or
access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirement of the businesses of the Company, as applicable, as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and

                           (4) The Company has not received notice of (a) any
condemnation Proceeding with respect to any portion of the Leased Premises or any access thereto, and no such Proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises, and no such special assessment is contemplated by any Governmental Authority.

         4.14 GOOD TITLE TO AND CONDITION OF ASSETS.

                  (a) Except as set forth on SCHEDULE 4.14(A), the Company has good and marketable title to all of the Purchased Assets, free and clear of any Liens or restrictions on use.

                  (b) The Fixed Assets included in the Purchased Assets currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained substantially in accordance with all applicable manufacturer's specifications and warranties.. SCHEDULE 4.14(B) lists all of the Company's Fixed Assets that are part of the Purchased Assets.

         4.15 COMPLIANCE WITH LAWS.

                  (a) Except as set forth on SCHEDULE 4.15, the Company is and has been in compliance with all Legal Requirements for its properties and assets (in each case, owned or used by it now or in the past) and its business and operation (as conducted by it now and in the past). Except as set forth on
SCHEDULE 4.15, the Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any Legal Requirements and no Proceeding with respect to any such violation is pending or threatened.

                  (b) Neither of the Sellers, nor any of their respective employees or agents, have made any payment of funds in connection with the business of the Company which is prohibited by law, and no funds have been set aside to be used in connection with the business of the Company for any payment prohibited by law.

                  (c) The Sellers are and at all times have been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f) of such entity for whom the compliance with the Immigration Act is required), the Company has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other Records, documents or other papers prepared, procured and/or retained pursuant to the Immigration Act. The Company has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any Proceeding been initiated or threatened against the Company by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

                  (d) To the best of the Shareholders' Knowledge, the Company is and has at all times been in full compliance with all Environmental Laws governing its business, operations, properties and assets.

                  (e) With respect to each Employee Benefit Plan, the Company is and has at all times been in full compliance with all applicable laws, including, but not limited to, ERISA and the Code and has administered each Employee Benefit Plan in all material respects in accordance with its terms; all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code. Moreover, in connection with all Qualified Plans, the Internal Revenue Service has issued a favorable determination letter; such plans are qualified and exempt from federal income taxes; and no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any Qualified Plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs. Finally, none of the Employee Benefit Plans obligates the Company to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code); (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded Liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company.

                  (f) The Company is not subject to any Contract, decree or injunction which restricts the continued operation of any business of the Company or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

                  (g) HIPAA READINESS. The Sellers represent and warrant that the Company has processed test claim files on its processing system, has submitted these test files to ClarEdi for HIPAA compliance review, and ClarEdi certifies that the specific capabilities represented in the data stream are in compliance with the HIPAA implementation guides. ClarEdi has issued to company certification through level 6 for Medical, Dental, and Institutional claims. As of the Effective Date, all internal programming necessary to achieve ClarEdi's level 6 certification status has in fact been completed. However, as of the Effective Date, the Company does not have any client submitting HIPAA-compliant 837 transactions nor do any of our existing payer connections accept a HIPAA-compliant 837 transaction; therefore, the Sellers are not able at this time to warrant that no additional programming to the processing system will be required in order for such processing system to process HIPAA-compliant claims once the Company's clients are ready to be or are in full production with the ANSI 837 HIPAA-compliant transactions.

         4.16 LABOR AND EMPLOYMENT MATTERS. SCHEDULE 4.16 sets forth the name, address, social security number and current rate of compensation of each of the employees of the Company. The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units. There is no pending or threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operations. Neither the Company nor any agent, representative or employee thereof has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage or threat of union activity involving any of the employees of the Company during the 24 months prior to the date hereof. Neither the Company nor the Shareholders are aware that any executive or employee has any plans to terminate his or her employment with the Company as a result of the Acquisition or otherwise. The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended, and the Immigration Reform and Control Act of 1986, as amended.

         4.17 TAX MATTERS. All Tax Returns required to be filed on or prior to the date hereof with respect to the Company, or any of its respective income, properties, franchises or operations, have been timely filed where required to be filed;, each such Tax Return has been prepared in compliance with all applicable laws and regulations; and all such Tax Returns are true and accurate in all respects. Except as set forth on SCHEDULE 4.17, all Taxes due and payable by or with respect to the Company have been fully and timely paid and adequate reserves or accruals for Taxes have been provided in the Current Balance Sheet with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not due and payable. Except as set forth on SCHEDULE 4.17: (i) with respect to each taxable period of the Company, either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and such taxable period is not subject to review by any relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against the Company; (iii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority;
(iv) the Company has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no Proceeding for refund now in progress, nor pending or threatened against or with respect to the Company regarding Taxes; (vi) the Company has not made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (viii) the Company will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code) or filed or been included in a combined, consolidated or unitary income Tax Return; (x) the Company is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (xi) no taxing authority will claim or assess any additional Taxes against the Company for any period for which the Tax Returns have been filed;
(xii) the Company has not made any payments, or will not become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Sections 162(m) or 280G of the Code (or any corresponding provision of state, local or foreign law); (xiii) the Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code (or any corresponding provisions of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiv) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that such company is or may be subject to Taxes assessed by such jurisdiction; (xv) the Company does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xvi) true, correct and complete copies of (A) all income and sales Tax Returns filed by or with respect to the Company for the past three years and (B) any audit report issued within the last five years, have been furnished or made available to Buyer, and all material tax elections of the Company are clearly set forth on such Tax Returns; (xvii) the Company will not be subject to any Taxes for the period ending at the Closing Date or any period for which a Tax Return has not been filed imposed pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); (xviii) no sales or use tax, non-recurring intangible tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Authority) will be payable by Buyer by virtue of the transactions contemplated by this Agreement; and (xix) no issue has been raised by any taxing authority in any examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

         4.18 INSURANCE. The Company is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets and business against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date, each of the Insurance Policies will be in force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company has complied with the provisions of such Insurance Policies. SCHEDULE 4.18 contains
(i) a complete and correct list of all Insurance Policies (copies of which have been provided to Buyer) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $10,000 that relates to loss or damage to the properties, assets or businesses of the Company. The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies necessary to preserve its rights thereunder and the Company and the Shareholders have no Knowledge of any uninsured claims or losses.

         4.19 LICENSES AND PERMITS. The Company possesses all licenses and required governmental or official approvals, permits or authorizations (the "Permits") for its businesses and operations, including with respect to the operation of each of the Leased Premises, and SCHEDULE 4.19 contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, and the Company is in compliance in all material respects with the respective requirements thereof and no Proceeding is pending or threatened to revoke or amend any of them. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.20 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Purchased Assets and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company in the manner in which and to the extent to which such business is currently being conducted. Since the date of the Current Balance Sheet, there has existed no actual or threatened termination or cancellation of, or adverse change to, the business relationship of the Company with such customers whose sales individually or in the aggregate are material to the Company, and there exists no present condition or state of facts or circumstances involving the Company's customers which are reasonably likely to prevent the conduct of the Company's business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which such business has heretofore been conducted. No current supplier to the Company of items essential to the conduct of its business has threatened to terminate such current supplier's business relationship with the Company for any reason. Except as set forth on SCHEDULE 4.20, (a) the Company does not have any direct or indirect interest in any customer, supplier or competitor of the

Company, or in any person from whom or to whom the Company leases real or personal property, and (b) no officer, director or shareholder of the Company, nor any Familial Affiliates, is a party to any Contract or transaction with the Company or has any direct or indirect interest in any property used by the Company.

         4.21 INTELLECTUAL PROPERTY. The Company has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, proprietary computer software, data bases and compilations, licenses (including licenses for the use of computer software programs, including off-the-shelf computer software programs), and other intellectual property used in the conduct of its business that constitutes part of the Purchased Assets (the "Intellectual Property"). The business of the Company as presently conducted, and the unrestricted use and exploitation of the Intellectual Property does not infringe on or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any Proceeding for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or the like. Except as set forth in SCHEDULE 4.21, Buyer is purchasing, acquiring and accepting all of the Company's Intellectual Property. Except as set forth in SCHEDULE 4.21, the Company has a license for each copy of third-party Intellectual Property that is part of the Purchased Assets.

         4.22 CONTRACTS. SCHEDULE 4.22 sets forth, with respect to the Company, a list of each Contract to which it is a party or by which it or its properties and assets are bound or which is material to its business, assets, properties or prospects (the "Assigned Contracts"). True and correct copies of each written Assigned Contract have been provided to Buyer and true and correct summaries of each oral Assigned Contract are set forth on SCHEDULE 4.22. The copy of each written Assigned Contract and the summary of each oral Assigned Contract furnished to Buyer is a true and complete copy or summary, as the case may be, of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. SCHEDULE 4.22 also specifically identifies Contracts that require the consents of third parties to the transactions contemplated hereby. The Company has not violated any of the material terms or conditions of any Assigned Contract or any term or condition which would permit termination or material modification of any Assigned Contract, and all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for Breach or indemnification or notice of default or termination under any Assigned Contract. No event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company under any Assigned Contract, and no such event has occurred which constitutes or would constitute a default by any other party. The Company is not subject to any Liability or payment resulting from renegotiation of amounts paid to it or required to be paid to it under any Assigned Contract.

         4.23 ACCURACY OF INFORMATION FURNISHED BY THE COMPANY OR THE SHAREHOLDERS. No representation, statement or information made or furnished by the Company or the Shareholders to Buyer or any of Buyer's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company or the Shareholders, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company and the Shareholders have provided Buyer with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto, and such documents have not been amended, canceled or otherwise modified.

         4.24 BANK ACCOUNTS; BUSINESS LOCATIONS. [INTENTIONALLY DELETED].

         4.25 NO COMMISSIONS. Neither of Sellers has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby other than fees which may be paid by, and are the sole responsibility of, the Shareholders or the Company.

         4.26 INVENTORY; PRODUCT WARRANTIES.

                  (a) Except as set forth on SCHEDULE 4.26(A), the inventories of the Company conform to customary trade standards for such inventory and, in the case of finished goods, are of a quality saleable in the ordinary course of business and, in the case of all other inventories, are of a quality useable in the ordinary course of business. Except as set forth on SCHEDULE 4.26(A), each of the products or services manufactured, sold or delivered by the Company has conformed with all applicable contractual commitments and all express and implied warranties and the Company has no Liability for replacement thereof or other damages in connection therewith.

                  (b) The Company has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Company.

                                    ARTICLE 5
                   CONDUCT OF BUSINESS PENDING THE ACQUISITION

         5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE ACQUISITION. The Company covenants and agrees that, between the date of this Agreement and the Closing Date the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business, consistent with past practice. The Company shall use its best efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants, and to preserve present relationships of the Company with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Buyer:

                  (a) amend or otherwise change its Article of Incorporation or Bylaws or equivalent organizational documents;

                  (b) issue, sell, pledge, dispose of, encumber or lease, or authorize the issuance, sale, pledge, disposition or lease of, or grant of an encumbrance on, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or
(ii) any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice and in transactions not exceeding US$5,000 in the aggregate;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, (iii) to the extent not prohibited by any other provision of this
SECTION 5.1, enter into any Contract other than in the ordinary course of business, consistent with past practice and providing for payments not exceeding US$5,000 in the aggregate over the term of such Contract, (iv) make capital expenditures exceeding US$5,000 or purchases of inventories exceeding US$5,000, in each case in the aggregate, or (v) engage in any transaction with an Affiliate or Familial Affiliate of the Company.

                  (f) increase the compensation payable or to become payable to its officers or employees, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under which any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

                  (h) pay, discharge or satisfy any existing claims, Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable Liabilities reflected or reserved against in its Financial Statements, as appropriate, or Liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

                  (i) increase or decrease prices charged to its customers, except for previously announced price changes, or take any other action which might reasonably be expected to result in any material increase in the loss of customers through non-renewal or termination of Contracts or other causes; or

                  (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in ARTICLE 4 untrue or incorrect.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         6.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         6.2 COMPLIANCE WITH COVENANTS. The Shareholders shall cause the Company to comply with all of the respective covenants of the Company under this Agreement.

         6.3 COOPERATION- GENERAL. Each of the parties agrees to use its best efforts to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or deemed advisable pursuant to any law, rule or regulation, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to the transactions hereunder.

         6.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company shall cause its directors, officers, employees, auditors, and counsel to afford Buyer, and its respective officers, employees, auditors, counsel and agents access to the Company's properties, offices and other facilities, to its officers and employees and to all books and Records, and shall furnish such persons with all financial, operating and other data and information regarding the Company or the Shareholders as may be requested. Neither the due diligence investigation made by Buyer in connection with the Acquisition nor the information provided to or obtained by Buyer shall affect any representation or warranty contained in this Agreement.

         6.5 NOTIFICATION OF CERTAIN MATTERS. The Company and the Shareholders shall give prompt notice to Buyer of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied. Buyer shall give prompt notice to the Shareholders of the occurrence or non-occurrence of any event of which Buyer has Knowledge which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein applicable to it not to be complied with or satisfied in any material respect.

         6.6 NONCOMPETITION; NON-SOLICITATION AND NONDISPARAGEMENT. (a) In order to assure that Buyer realizes the benefits of the Acquisition, the Sellers agree that for the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, each Seller shall not, anywhere in the continental United States of America, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the processing of electronic financial and administrative transactions as defined under the Health Insurance Portability and Accountability Act of 1996, as amended, and all regulations thereunder ("HIPAA") between healthcare providers and healthcare payers ("Competing Business"); provided, however, that each Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of a Competing Business (but may not otherwise participate in the activities of such Competing Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As used herein, the term "Competing Business" shall not include a Service Bureau as that term is defined in BJ Dvorak's Employment Agreement of even date.

                  (b) In order to assure that Buyer realizes the benefits of the Acquisition, each Seller agrees that for the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Sellers shall not, directly or indirectly, (i) solicit the business of any Person who is a customer of Buyer; (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, or other business relation of the Company on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or (iv) hire, retain or attempt to hire or retain, or knowingly permit any company or business directly or indirectly controlled by any of the Sellers to hire, retain or attempt to hire or retain, any employee or independent contractor of Buyer who was employed by the Buyer or the Company at the Closing Date or within the immediately prior six (6) months, or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

                  (c) After the Closing Date, Sellers will not disparage Buyer or any of Buyer's products, services, shareholders, directors, officers, employees or agents.

                  (d) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.6(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This SECTION 6.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This SECTION 6.6 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on the Sellers.

         6.7 CERTAIN ACKNOWLEDGMENTS. The Sellers agree and acknowledge that the restrictions contained in SECTION 6.6 are reasonable in scope and duration and are necessary to protect the Buyer after the Closing Date. If any provision of
SECTION 6.6 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the Breach of SECTION 6.6 will cause irreparable damage to the Buyer and upon Breach of any provision of
SECTION 6.6, the Buyer shall be entitled to injunctive relief, specific performance or other equitable relief; PROVIDED, HOWEVER, that, this shall in no way limit any other remedies which the Buyer may have (including the right to seek monetary damages). The Sellers hereby agree that Buyer may assign, without limitation, the covenants set forth in SECTION 6.6 to any successor to of Buyer, or Buyer Assignee.

         6.8 CONFIDENTIALITY; PUBLICITY. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the Buyer.

         6.9 NO OTHER DISCUSSIONS. From the Effective Date until the Closing Date, the Sellers and their respective Affiliates, employees, agents and representatives will not (a) solicit, encourage, consider or accept any offers to acquire all or any portion of the assets or any interest in the Company or any of the Purchased Assets from any Person, (b) participate in any negotiations or discussions with any other person concerning the sale of all or any portion of the assets of or any interest in the Company or any of the Purchased Assets,
(c) provide any non-public information about the Company or any of the Purchased Assets (other than to Buyer and its agents and consultants as provided herein),
(d) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing, or (e) otherwise cooperate in any way with, or assist, facilitate or encourage any effort by any other person seeking to acquire all or any portion of the assets of or interests in the Company or any of the Purchased Assets. The Sellers shall immediately notify Buyer in writing of any such inquiry or proposal which any of the Sellers may receive with respect to the foregoing transactions, including the terms and identity of the inquiror or offeror.

         6.10 DUE DILIGENCE REVIEW. Buyer shall be entitled to have conducted prior to Closing a due diligence review of the assets, properties, books and Records of the Company.

         6.11 SHAREHOLDERS VOTE. The Shareholders, in executing this Agreement, consent as the sole shareholders of the Company to the Acquisition and the transactions contemplated hereby, and waive notice of any meeting in connection therewith, and hereby release and waive all rights with respect to the Acquisition and the transactions contemplated hereby under the Articles of Incorporation and/or Bylaws of the Company, applicable state law, and any agreements relating to the sale, purchase or voting of any capital stock of the Company.

         6.12 BULK SALES. The Company shall, and the Shareholders shall cause the Company to, promptly upon executing this Agreement, take all required or appropriate actions to effectuate compliance with all applicable statutory provisions regarding the transfer of goods in bulk. Such actions shall include, without limitation, the delivery of such information regarding the Company's creditors and property as Buyer may reasonably request, and the filing with the appropriate Governmental Authorities in South Dakota of all instruments necessary to avoid Buyer becoming liable for any tax obligations of the Company under South Dakota laws regarding the transfer of goods in bulk.

         6.13 TRANSITIONAL SERVICES AGREEMENT. The parties hereby agree to utilize best efforts to execute a transitional services agreement within the next thirty (30) days on terms and conditions to be negotiated by the parties for the continuation by Company for or on behalf of Buyer or Buyer Assignee of certain obligations of the Company under certain agreements.

                                    ARTICLE 7
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Sellers contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed on any schedule to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of the Sellers shall have performed and complied with them all of their respective obligations required by this Agreement to be performed by them or complied with by them at or prior to the Closing Date. Each of the Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, duly signed (in the case of the Company, by its President), certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

         7.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change to any of the Purchased Assets, (ii) there shall have been no adverse, federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the Company, and (iii) none of the properties or assets of the Company or the Purchased Assets shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage), which damages may have a Material Adverse Effect thereon, and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date and signed by or on behalf of each of the Sellers.

         7.3 CORPORATE CERTIFICATE. The Sellers shall have delivered to Buyer
(i) copies of resolutions adopted by the Board of Directors and Shareholders of the Company, authorizing the transactions contemplated by this Agreement, and
(ii) a certificate of good standing for the Company issued by the Secretary of State of the State of South Dakota as of a date not more than ten days prior to the Closing Date, certified in the case of subsection (i) of this Section as of the Closing Date by the Secretary of the Company as being true, correct and complete.

         7.4 OPINION OF COUNSEL. Buyer shall have received an opinion dated as of the Closing Date from counsel for the Company and the Shareholders, in form and substance acceptable to Buyer, to the effect that:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

                  (b) The Company has obtained all necessary authorizations and consents of its Board of Directors and the shareholders to effect the Acquisition;

                  (c) All issued and outstanding shares of capital stock of the Company are owned as set forth on SCHEDULE 4.4 hereto;

                  (d) Such counsel does not know or have reason to believe that there is any Proceeding, pending or threatened which might result in any Material Adverse Effect on any of the Company or the Purchased Assets, or which questions the validity of this Agreement;

                  (e) Such counsel does not know or have reason to believe that any event has occurred or state of facts exists would constitute a Breach of any of the representations and warranties set forth in ARTICLE 4 of this Agreement;

                  (f) The execution and delivery of this Agreement by each of the Sellers , the performance by each of the Company and the Shareholders of their respective obligations hereunder and the consummation by each of them of the transactions contemplated by this Agreement will not (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company, (b) violate or conflict with any applicable law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholders, (c) conflict with, result in a Breach of, or constitute a default (or event which would, with the passage of time or the giving of notice or both, constitute a default) under or give rise to a right of payment or right to terminate, amend, modify, abandon or accelerate any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholders, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Purchased Assets, (e) give to any individual or entity a right or claim against any of the Company or the Shareholders, or (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person; and

                  (g) This Agreement is a valid and binding obligation of each of the Sellers and is enforceable against the Sellers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or general equitable principles.

         7.5 CONSENTS. Each of the Sellers shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of any of the Sellers from any Person from whom such consent or waiver is required, including from any Governmental Authority or under any Assigned Contract or other law or regulation which shall not have been revoked or modified as of the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Assigned Contracts, either by the terms thereof or as a matter of law.

         7.6 LICENSES. Buyer and the Buyer Assignee shall have received all approvals, permits and licenses that are necessary to own and operate the Purchased Assets and the businesses of the Company as currently being conducted, including a license from the Company to Buyer (i) for the use of the MDIP, Inc. and Medical Data Insurance Processing trade names in connection with enrollment forms and with contracts for which assignment or novation is not practical; and
(ii) for the provision of a temporary link between the Company's website and that of the Buyers or Buyer Assignee, each for a period of six (6) months, or as otherwise agreed to by the parties.

         7.7 NO ADVERSE LITIGATION. There shall not be pending or threatened any Proceeding by or before any court or other Governmental Authority which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Acquisition or any other transaction contemplated hereby, and which, in the judgment of Buyer, makes it inadvisable to proceed with the Acquisition and other transactions contemplated hereby.

         7.8 APPROVAL. The Board of Directors of Buyer shall have authorized and approved this Agreement, the Acquisition and the transactions contemplated hereby.

         7.9 DUE DILIGENCE REVIEW. Buyer shall be satisfied, in its sole and absolute discretion, with the results of its due diligence review regarding the Purchased Assets, and the Company and its operations, financial condition, prospects, Contracts, customers and vendors. Due Diligence shall be completed by July 26, 2002, unless otherwise extended by the parties in writing.

         7.10 UCC FILINGS. A search of the UCC records as of the Closing Date, with respect to the Company and the Purchased Assets shall not disclose any active filings other than filings with respect to the Liens identified on
SCHEDULE 4.14(A) hereto.

         7.11 DELIVERY OF PURCHASED ASSETS. At the Closing, the Company shall duly execute and deliver to Buyer a Bill of Sale and Assignment and such other instruments of transfer of title as are necessary in the opinion of Buyer to transfer to Buyer good and marketable title to the Purchased Assets (in each case, in form and substance satisfactory to Buyer), and shall deliver to Buyer immediate possession of the Purchased Assets.

         7.12 BULK SALES. Compliance (or exemption therefrom) by the Company with all applicable laws relating to bulk sales.

         7.13 EMPLOYMENT AGREEMENTS. The Buyer shall use best efforts to get each employee to continue it's employment with Buyer after closing. The Buyer and the following individual(s) shall have entered into a written Employment Agreement(s) at the annual salary specified next to each individual:

                  (a)      BJ Dvorak        $100,000

                  (b)      Dave Dvorak:     $75,000

                  (c)      Jerry Feldman:   $75,000

                                    ARTICLE 8
                        CONDITIONS TO THE OBLIGATIONS OF
                        THE SHAREHOLDERS AND THE COMPANY

         The obligation of the Sellers to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part in writing by the Sellers:

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed by Buyer or complied with at or prior to the Closing Date. Buyer shall have delivered to the Shareholders a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

         8.2 CORPORATE CERTIFICATE. Buyer shall have delivered to the Shareholders(i) copies of resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, and (ii) a certificate of status of Buyer issued by the Secretary of State of the State of Florida as of a date not more than ninety days prior to the Closing Date, certified in the case of subsections (i) of this Section as of the Closing Date by the Secretary of Buyer as being true, correct and complete.

         8.3 PURCHASE PRICE. Buyer shall have paid the Purchase Price to the Shareholders.

         8.4 NO ORDER OR INJUNCTION. No court of competent jurisdiction or other Governmental Authority shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of Closing.

                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 AGREEMENT BY SELLERS TO INDEMNIFY. The Sellers , jointly and severally, agree to indemnify and hold Buyer, the Buyer Assignee and each of their respective officers, directors, employees, attorneys and Affiliates (each a "Buyer Indemnified Party" and together the "Buyer Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, Liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by any of the Buyer Indemnified Parties arising out of or resulting from (i) any Breach of a representation or warranty made by any of the Sellers in or pursuant to this Agreement, (ii) any Breach of a covenant or agreement made by any of the Sellers in or pursuant to this Agreement, (iii) any inaccuracy in any certificate, instrument or other document delivered by any of the Sellers pursuant to or in connection with this Agreement, (iv) any tax Liability of any of the Sellers arising from or relating to any period occurring on or prior to the Closing Date, (v) any regulatory and licensing obligations of any of the Sellers arising on or prior to the Closing Date, (vi) the Company's ownership of the Purchased Assets prior to Closing, or
(vii) any claims of any third parties arising from or relating to any facts, circumstances or events occurring on or prior to the Closing Date with respect to the Company or the Purchased Assets or any of the foregoing, whether or not disclosed to Buyer herein or in any schedule hereto (collectively, "Buyer Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Buyer shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of each of the Sellers hereunder been true and correct and had the covenants and agreements of each of the Sellers hereunder been performed in full. Notwithstanding the foregoing provisions, no claim for Buyer Indemnifiable Damages shall be asserted by the Buyer Indemnified Parties until the aggregate of all Buyer Indemnifiable Damages exceeds US$25,000.00 (the "Buyer Indemnification Threshold"), at which time the Buyer Indemnified Parties may assert claims for the full amount of Buyer Indemnified Damages. Notwithstanding anything to the contrary set forth herein, the total Buyer Indemnifiable Damages for which the Sellers shall be collectively liable hereunder shall not exceed an amount equal to the Purchase Price (the Buyer Indemnification Cap"). Notwithstanding anything to the contrary set forth herein, the Buyer Indemnification Cap shall not apply to and there shall be no limitation or restriction whatsoever on the Liability of the Sellers under this ARTICLE 9 for Buyer Indemnifiable Damages with respect to or arising from any one or more of the following and no Buyer Indemnifiable Damages arising from any of the following shall be included in determining whether the Buyer Indemnification Cap or the Buyer Indemnification Threshold has been met: (a) a Breach of any one or more of the representations and warranties set forth in the first or last sentence of SECTION 4.1, or in SECTION 4.2, SECTION 4.3, SECTION 4.4, SECTION 4.5, SECTION 4.15, and SECTION 4.19; (b) any Buyer Indemnifiable Damages arising under subsection (iv) of SECTION 9.1 above; (c) any willful or intentional Breach of any representation, warranty, covenant or agreement made in or pursuant to this Agreement (including in the Schedules and Exhibits attached hereto) or in any certificate, instrument or other document delivered by any of the Sellers pursuant to this Agreement; and (d) any act of fraud or act in the nature of fraud in connection with the execution, delivery or performance of this Agreement, including any fraudulent representation or warranty made in or pursuant to this Agreement (including in the Schedules and Exhibits attached hereto) or in any certificate, instrument or other document delivered by the Sellers pursuant to or in connection with this Agreement.

         9.2 AGREEMENT BY BUYER TO INDEMNIFY. Buyer agrees to indemnify and hold the Sellers and their respective heirs and personal representatives (each a "Seller Indemnified Party" and together the "Sellers Indemnified Parties") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, Liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by any of the Sellers Indemnified Parties arising out of or resulting from (i) any Breach of a representation or warranty made by Buyer in or pursuant to this Agreement, (ii) and any Breach of a covenant or agreement made by Buyer in or pursuant to this Agreement, (iii) any inaccuracy in any certificate, instrument or other document delivered by Buyer pursuant to or in connection with this Agreement (collectively, "Sellers Indemnifiable Damages"). Notwithstanding the foregoing provisions, no claim for Sellers Indemnifiable Damages shall be asserted by the foregoing Sellers Indemnified Parties until the aggregate of all Sellers Indemnifiable Damages exceeds US$25,000 (the "Sellers Indemnification Threshold"), at which time the foregoing Sellers Indemnified Parties may assert claims for the full amount of the Sellers Indemnifiable Damages. Notwithstanding anything to the contrary set forth herein, the total Sellers Indemnifiable Damages for which Buyer shall be liable hereunder shall not exceed an amount equal to the Purchase Price (the "Sellers Indemnification Cap"). Notwithstanding anything else to the contrary set forth herein, the Sellers Indemnification Cap shall not apply to and there shall be no limitation or restriction whatsoever on the Liability of Buyer under this ARTICLE 9 for Sellers Indemnifiable Damages with respect to any claim relating to or arising from any one or more of the following and no Sellers Indemnifiable Damages arising from any of the following shall be included in determining whether the Sellers Indemnification Cap or the Sellers Indemnification Threshold has been met: (a) a Breach of any one or more of the representations and warranties set forth in SECTION 3.1, SECTION 3.2 and SECTION 3.3; (b) any willful or intentional Breach of any representation, warranty, covenant or agreement made in or pursuant to this Agreement (including in the Schedules attached hereto) or in any certificate, instrument or other document delivered by Buyer pursuant to this Agreement; and (c) any act of fraud or act in the nature of fraud in connection with the execution, delivery and performance of this Agreement, including any fraudulent representation or warranty made in or pursuant to this Agreement (including in the Schedules and Exhibits attached hereto) or in any certificate, instrument or other document delivered by Buyer pursuant to or in connection with this Agreement.

         9.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Sellers and Buyer in this Agreement or pursuant hereto shall survive the closing of the transactions contemplated hereby for a period of two (2) years following the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties set forth in SECTION 3.1,
SECTION 3.2, SECTION 3.3, the first or last sentence of SECTION 4.1, or in
SECTION 4.2, SECTION 4.3, SECTION 4.4, SECTION 4.5, and the first sentence of
SECTION 4.14 shall survive indefinitely, and (ii) the representations and warranties set forth in SECTION 4.13, SECTION 4.15, and SECTION 4.18 shall expire at the time the latest applicable statute of limitations expires for the enforcement by an applicable Governmental Authority or any other Person of any remedy with respect to a violation of or the subject matter covered by such representations and warranties. No claim for the recovery of any Buyer Indemnifiable Damages or Sellers Indemnifiable Damages with respect to the representations and warranties in this Agreement may be asserted by any of the parties after such representations and warranties shall expire in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that claims for Buyer Indemnifiable Damages or Sellers Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any Knowledge of facts, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

         9.4 SECOND AND THIRD PARTY ACTIONS.

                  (a) For the purpose of this SECTION 9.4, the term "Indemnifiable Damages" means the Buyer Indemnifiable Damages or the Sellers Indemnifiable Damages, as the context requires, the term "Indemnified Party" means the Buyer Indemnified Parties or the Sellers Indemnified Parties, as the context requires, and the term "Indemnifying Party" means the party (Buyer, on the one hand, or the Sellers , on the other hand) against whom a claim for Indemnifiable Damages is to be made.

                  (b) With respect to any action commenced by a third party which could give rise to Indemnifiable Damages, the Indemnifying Party shall have the right to participate in, and, to the extent that it may wish, jointly or individually, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; PROVIDED, that prior to the assumption of such defense the Indemnifying Party must acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be fully responsible (with no reservation of rights) for all Indemnifiable Damages relating to such claim; PROVIDED, FURTHER, if the defendants in any action include both the Indemnified Party and the Indemnifying Party and there is a conflict of interest as reasonably determined by the Indemnified Party or by counsel for the Indemnifying Party which would prevent such counsel from also representing the Indemnified Party, then the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on behalf of the Indemnified Party (at the expense of the Indemnifying Party). After notice from the Indemnifying Party to the Indemnified Party of its election to so assume the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party pursuant to the provisions of SECTION 9.1 for the related counsel and paralegal fees and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnified Party shall have employed counsel in accordance with the provisions of the preceding sentence; (ii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. Notwithstanding anything to the contrary in this SECTION 9.4(B), the Indemnifying Party shall have no right to settle or compromise any action for which they have assumed the defense to the extent the settlement or compromise provides for any injunctive or other equitable relief against the Indemnified Party or otherwise provides for any continuing obligations of any nature against the Indemnified Party or loss of rights of the Indemnified Party, and nothing stated in this SECTION 9.4(B) shall otherwise affect the Indemnifying Party's obligation to pay the Indemnified Party all Indemnifiable Damages (other than such related counsel and paralegal fees and expenses) pursuant to SECTION 9.1. With respect to any such third party action assumed by the Indemnifying Party, the parties agree to provide each other with all material information that they request relating to the handling of such matter.

                  (c) In the event any Indemnified Party should have a claim for Indemnifiable Damages against any Indemnifying Party hereunder that does not involve a third party claim (for example, but without limitation, a claim for Indemnifiable Damages resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Indemnifiable Damages, specifying the nature and specific basis for such Indemnifiable Damages and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the Claim Notice is given that it disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         9.5 RIGHT OF OFFSET. Subject to the Buyer Indemnification Threshold, if applicable, the Buyer shall have the right at its option to offset against any Escrowed Fund (whether payable by the Buyer or the Buyer Assignee) due to any Seller under the Escrow Agreement, any and all amounts due, after giving effect



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

to the tax consequences affecting Buyer as a result of the matter in question (in each case as determined in the reasonable judgment of Buyer), the Buyer or the Buyer Assignee for any and all Buyer Indemnifiable Damages owed by the Sellers , jointly or severally, pursuant to this Article 9.

                                   ARTICLE 10
                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of all of the parties hereto at any time prior to the Closing; or

                  (b) by Buyer in the event of a material Breach by any of the Sellers of any provision of this Agreement which Breach is not cured within fifteen (15) days of the Sellers' receipt of written notice thereof from Buyer or which Breach by its nature cannot be cured prior to Closing; or

                  (c) by the Company and the Shareholders in the event of a material Breach by Buyer of any provision of this Agreement which Breach is not cured within fifteen (15) days of Buyer's receipt of written notice thereof from the Shareholders or which Breach, by its nature cannot be cured prior to Closing; or

                  (d) if the Closing shall not have occurred by July 31, 2002.

         10.2 EFFECT OF TERMINATION.

                  (a) Subject to the remainder of this SECTION 10.2 below, except for the provisions of ARTICLE 9 hereof, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to SECTION 10.1 (or pursuant to any other provision hereof expressly permitting termination), this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all Liabilities hereunder; PROVIDED, HOWEVER, that nothing herein shall relieve any party from Liability for fraud or any act in the nature of fraud committed in connection with any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

IF TO BUYER:
                           ProxyMed, Inc.
                           2555 Davie Road, Suite 110B
                           Fort Lauderdale, FL 33317
                           Attn:  Nancy Ham, President (or successor)
                           Facsimile: 954-473-0620

         WITH A COPY TO:
                           ProxyMed, Inc.
                           2555 Davie Road, Suite 110B
                           Fort Lauderdale, FL 33317
                           Attn:  Rafael G. Rodriguez, In-House Counsel
                                  (or successor)
                           Facsimile: 954-473-2341

IF TO THE COMPANY AND
THE SHAREHOLDERS:

                           MDIP, Inc.
                           B.J. Dvorak
                           3409 Gateway Boulevard, Suite 2000
                           Sioux Falls, SD 57106
                           Facsimile: 605-361-2361

         WITH A COPY TO:

                           Hagen, Wilka & Archer, P.C.
                           100 South Phillips Avenue, Suite 418
                           Sioux Falls, SD 57104
                           Attn: John F. Archer
                           Telecopy: 605-334-4814


Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery, or certified or registered mail.

         11.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto), the other documents signed by the parties which are delivered contemporaneously herewith, and other documents delivered at the Closing or after Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

         11.3 EXPENSES. Except as otherwise provided herein, (i) the Shareholders shall pay their own and the Company's fees and expenses, including accounting and counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby, and (ii) Buyer shall pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any Breach of any provision shall be deemed to be a waiver of any preceding or succeeding Breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

         11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective heirs, executors, personal representatives, trustees, guardians, attorneys-in-fact, successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any of the parties hereto without the prior written consent of the non-assigning or non-delegating parties. The parties acknowledge that Buyer may assign its rights under this Agreement to purchase the Purchased Assets and delegate its obligations under this Agreement to pay or discharge the Assumed Liabilities to one or more Buyer Assignees, and upon such assignment, the Buyer Assignees shall have full rights under this Agreement as if they were parties hereto and shall be deemed third party beneficiaries with respect to all rights and remedies provided to Buyer hereunder or otherwise provided by law or in equity provided that in such event Buyer agrees to guarantee the performance of all of Buyer Assignee's obligations to the Shareholders under this Agreement.

         11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Time shall be of the essence in this Agreement.

         11.8 SEVERABILITY. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby or otherwise, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

         11.9 GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

         11.10 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly agrees that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]





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


         NOW THEREFORE, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                          PROXYMED, INC.


                          By:     /s/ JUDSON E. SCHMID
                             --------------------------------------------------
                          Name:  Judson E. Schmid
                          Title:  EVP, Chief Financial Officer and Treasurer


                          MDIP, INC.


                          By:     /s/ BEATRICE J. DVORAK
                             --------------------------------------------------
                          Name:  Beatrice J. Dvorak
                          Title:  President



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